Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Financial Results for the Fiscal Year Ended December 31, 2017

SARASOTA, Fla.– March 19, 2018 - Uniroyal Global Engineered Products, Inc. (OTCQB:UNIR or the “Company”) today reported its financial results for the fiscal year ended December 31, 2017.

Financial Highlights

*Net Sales of $98,138,060 decline 2.2% versus $100,377,278 of prior year on tepid U.S automotive sales
*Gross Margins decline to 18.8% versus 22.8% in prior year due to timing of raw material increases versus selling price adjustments
*Operating Expenses decline 6.4% versus the prior year
*Company records Non-recurring tax charges of $2.9 million versus tax benefit of $1.9 million in previous year
*Diluted Earnings Per Common Share were a loss of $0.17 versus income of $0.24 in the prior year, or a loss of $0.01 and income of $0.14 per share excluding the adjustments in both years

Overview

Several years ago the Company embarked on a geographic and customer diversification strategy with the acquisition of a major automotive supplier in the UK.  This acquisition complemented the Company’s growing penetration in the global automotive industry and diversified our automotive customer base. This strategy lead to significant benefits in 2017 which from a consolidated basis was a very tough year as Net Sales and Operating Income declined from the prior year. Our European operations (54.4% of Net Sales) had a superb year, increasing Net Sales 10.6% versus the prior year, however, this increase virtually offset a very sluggish year in our North American operations where Net Sales declined 14.1% versus the previous year.  Automotive sales (67.5% of Net Sales) were the major contributor for both our European and North American operations.  In Europe, automotive Net Sales increased 13.2% versus last year due to increased penetration of existing customers and the awarding of new platforms while in North America Net Sales declined sharply as volume from the platforms in which we participate was very sluggish and manufacturers had to curb production levels because of lower demand.  We are working to reposition and expand our automotive product lines to gain a greater breadth of penetration into the North American market as well as exploring opportunities for further geographic expansion to bolster our growth.

We also experienced significant raw material price increases this year. Selling price increases have been implemented but the timing of the price increases always lags the raw material increases so it led to the Gross Margin contraction we experienced this year versus the previous year. Also, significant short-term operating inefficiencies resulting from newly awarded automotive platforms in Europe negatively impacted on Gross Margins.

Our continuing strategy to reduce Operating Expenses resulted in an overall reduction in expenses of approximately $950,000 or 6.4%.  As a percentage of Net Sales, Operating Expenses were 14.1% this year which was well below the level of 14.8% recorded last year. The reduction in Operating Expenses is a continuing emphasis on our part and we expect more improvement next year.

In the fourth quarter of this year we took non-recurring charges to the Tax Provision because of the recently approved Tax Reform Act.  The non-recurring charges negatively impacted Diluted Earnings Per Common Share by $0.16.

“To put a close on Fiscal 2017, it was a very tough year but we were able to adjust to a very trying environment.  Fortunately, many of the issues we faced during last year are within our control.  While we are confident in our strategic direction, restaging and reformulating product lines while cutting costs will take time.  We look forward to marked improvement in 2018 particularly in the second half of the year,” said Howard R. Curd, Chairman and Chief Executive Officer.

Net Sales

Net Sales for the fiscal year declined 2.2% to $98,138,060 versus $100,377,278 in the prior year.  Excluding currency translations, organic sales would have declined 1.7% from the previous year.

The Global Automotive Sector, 67.5% of Net Sales, declined 1.5% as compared to the prior year period.  European automotive sales increased 13.2% for the year, virtually offsetting a significant decline in North American automotive sales due to a continued demand for SUV’s and light trucks by US consumers at the expense of traditional cars. The vast majority of the current North American automotive volume for the Company is for passenger cars which is presently experiencing declining sales in the U.S.

The remaining sectors (non-automotive transportation, distribution and contract), 32.5% of Net Sales, declined 3.7% versus the prior year as gains in the fourth quarter, due to an improving U.S. economy, were not enough to offset the declines recorded in the first nine months of this year.

Operating Income

Operating Income for the year was $4,544,835 (4.6% of Net Sales) compared to $8,046,665 (8.0% of Net Sales) in the prior year. Operating Income was down significantly as operating margins continued to be negatively impacted by the rising raw material costs at the US and European operations and by the production inefficiencies due to platform changes, particularly in Europe. This loss was partially offset by the results of the positive steps taken which sharply reduced Operating Expenses.

“We have implemented price increases where possible to partially offset raw material increases and we have been making significant improvement in operational efficiencies.  The results of last year are totally unacceptable and our team is dedicated to making strong improvement this year,” noted Curd.

Net Loss/Income Available to Common Shareholders

The decline in Operating Income this year versus the prior year, combined with a tax charge of $2.9 million this year versus a tax benefit in the preceding year, resulted in a net loss of $3,102,130 available to Common Shareholders versus net income of $4,499,664 reported last year.

Diluted Loss Per Common Share was $0.17 versus Income Per Common Share of $0.24 of the previous year. The tax charges recorded in Fiscal 2017 negatively impacted per share results by $0.16 per share as compared to the $0.10 per share positive result of the Fiscal 2016 tax adjustment.

For further details, see the Consolidated Statements of Operations in the Company’s Form 10-K filed on March 19, 2018.  The Company will have comments on the year in an earnings conference call on March 20, 2018 at 9:00 am (EDT).

Persons wishing to access the conference call may do so by dialing 888-882-4478 (U.S.) and 323-794-2149 (International), and using the ID #1765121.  Howard F. Curd, President, will discuss our earnings on the call and will be available for questions. The call will also be available by logging on to www.uniroyalglobal.com and accessing the webcast link (http://public.viavid.com/player/index.php?id=128762) in the investor relations section.

A replay of the conference call will be available beginning March 20, 2018 through June 20, 2018 by calling 844-512-2921 (US) or 412-317-6671 (International) and using Pin #1765121. The webcast will be archived on www.uniroyalglobal.com in the investor relations section until March 20, 2019.

About Uniroyal Global Engineered Products, Inc.:

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2017 was derived 67.5% from the automotive industry and approximately 32.5% from the recreational, industrial, indoor and outdoor furnishings, hospitality and health care markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

 vic@ttcominc.com

Uniroyal Global Engineered Products, Inc.
Consolidated Balance Sheets

ASSETS	December 31, 2017	January 1, 2017

CURRENT ASSETS
Cash and cash equivalents	$1,267,319	$1,321,586
Accounts receivable, net	15,167,468	14,555,463
Inventories, net	19,769,662	17,046,171
Other current assets	846,362	1,183,932
Related party receivable	37,116	25,456
Total Current Assets	37,087,927	34,132,608

PROPERTY AND EQUIPMENT, NET	17,289,058	13,611,494

OTHER ASSETS
Intangible assets	3,295,896	3,133,564
Goodwill	1,079,175	1,079,175
Other long-term assets	3,902,246	6,665,375
Total Other Assets	8,277,317	10,878,114
TOTAL ASSETS	$62,654,302	$58,622,216

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Checks issued in excess of bank balance	$686,640	$679,494
Lines of credit	19,340,468	16,799,592
Current maturities of long-term debt	1,155,490	851,988
Current maturities of capital lease obligations	408,425	368,718
Accounts payable	10,358,761	7,331,213
Accrued expenses and other liabilities	3,594,684	3,645,526
Related party obligation	286,955	371,161
Current portion of postretirement benefit liability - health and life	143,287	158,527
Total Current Liabilities	35,974,710	30,206,219

LONG-TERM LIABILITIES
Long-term debt, less current portion	2,467,433	1,994,910
Capital lease obligations, less current portion	531,218	856,171
Related party lease financing obligation	2,153,327	2,162,151
Long-term debt to related parties	2,765,655	2,826,907
Postretirement benefit liability - health and life, less current portion	2,547,076	2,883,684
Other long-term liabilities	822,492	792,027
Total Long-Term Liabilities	11,287,201	11,515,850
Total Liabilities	47,261,911	41,722,069

STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 18,690,030 and 18,727,782 shares issued and outstanding as of December 31, 2017 and January 1, 2017, respectively	18,690	18,728
Additional paid-in capital	34,944,972	34,653,894
Accumulated deficit	(20,276,944)	(17,174,814)
Accumulated other comprehensive loss	(375,152)	(1,678,486)
Total Stockholders' Equity	15,392,391	16,900,147
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$62,654,302	$58,622,216

Uniroyal Global Engineered Products, Inc.
Consolidated Statements of Operations

	Years Ended

	December 31, 2017	January 1, 2017

NET SALES	$98,138,060	$100,377,278
COST OF GOODS SOLD	79,726,380	77,515,316
Gross Profit	18,411,680	22,861,962
OPERATING EXPENSES:
Selling	5,113,726	5,078,706
General and administrative	6,812,448	8,008,975
Research and development	1,940,671	1,727,616
OPERATING EXPENSES	13,866,845	14,815,297
Operating Income	4,544,835	8,046,665
OTHER EXPENSE:
Interest and other debt related expense	(1,654,719)	(1,616,120)
Other expense	(81,211)	(249,640)
Net Other Expense	(1,735,930)	(1,865,760)
INCOME BEFORE TAX PROVISION	2,808,905	6,180,905
TAX PROVISION (BENEFIT)	2,916,118	(1,198,557)
NET INCOME (LOSS)	(107,213)	7,379,462
Preferred stock dividend	(2,994,917)	(2,879,798)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(3,102,130)	$4,499,664
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.17)	$0.24
Diluted	$(0.17)	$0.24
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,704,773	18,828,378
Diluted	18,704,773	18,869,709